EXHIBIT 10.1

CAPSTONE THERAPEUTICS CORP.
JOINT VENTURE BONUS PLAN

1. The Plan and its Purpose.  Capstone Therapeutics Corp., a Delaware corporation, hereby establishes the Capstone Therapeutics Corp. Joint Venture Bonus Plan (the “Plan”) as an incentive to certain key employees and consultants of Capstone Therapeutics Corp.

2. Definitions.  As used in this Plan, the following terms shall have the meanings set forth below:

(a) “Award” means the right to receive a cash payment under the Plan as provided in Section 4.

(b) “Board” means the board of directors of the Company.

(c) “Bonus Pool” means 2.5% of the cash or in kind distributions actually received by the Company from the Joint Venture and/or upon the sale of the Joint Venture, after the Company has received return of (i) the Company’s initial six million dollar ($6,000,000) investment in the Joint Venture plus (ii) the amount of any subsequent investment by the Company in the Joint Venture..

(d) “Company” means Capstone Therapeutics Corp., or any successor to Capstone Therapeutics Corp.

(e) “Joint Venture” means LipimetiX Development LLC.

(f) “Participants” means John M. Holliman, III, Randolph C. Steer, M.D., and Les M. Taeger.

3. Plan Administration.  The Board shall administer this Plan, and the construction and interpretation by the Board of any provision of this Plan shall be final and conclusive.  The Board shall have full authority as is appropriate for administering the Plan, including the authority to adopt such rules and regulations for the administration of the Plan, as it may deem advisable.  The Board, in the exercise of its power, shall have the authority and discretion to correct any Plan defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or desirable to make the Plan fully effective.

4. Awards.

(a) Participant.  Each Participant is hereby granted an Award of a percentage of the Bonus Pool.  John M. Holliman, III shall receive 40% of the Bonus Pool, Randolph C. Steer shall receive 40% of the Bonus Pool, and Les M. Taeger shall receive 20% of the Bonus Pool.

(b) Award Terms.  Awards shall be subject to the following terms:

(i)           Amounts credited to the Bonus Pool for a particular Company fiscal year shall be based on cash or the value of property actually received during the fiscal year and shall be paid out within two and one-half months of the end of such Company fiscal year.

(ii)           Amounts shall be paid only to the extent a Participant is vested at the time such amount was received by the Company, with the remaining unpaid portion of the Bonus Pool held by the Company until the vesting in Section 5(a)(i),(ii) or (iii) occurs, at which time the Participant would be entitled to receive the remaining  portion of the Bonus Pool, or until the Board, in its reasonable judgment, determines that additional vesting will not occur

(iii)           Vested Awards shall remain in effect even after a Participant ceases to be an employee or active consultant.

(iv)           In the event a Participant forfeits a part of an award, such forfeiture shall not increase the portion of the Bonus Pool allocated to other Participants.

5. Vesting.

(a) A Participant’s Award shall be fifty percent (50%) vested upon the date this Plan is adopted.  Subject to Section 5(b), below, the remaining fifty percent (50%) shall be vested upon the earlier of (i) the presentation by the Joint Venture to its members of quantitative/qualitative safety and efficacy results from all protocol-designated endpoints of the AEM-28 Phase 1b/2a clinical trial as contemplated in Section 2.05 of the Amended and Restated Limited Liability Company Agreement of the Joint Venture, dated August 3, 2012; (ii) a sale by the Company of all or part of its interest in the Joint Venture, or (iii) the distribution to the Company by the Joint Venture of greater than $6,000,000, plus the amount of any subsequent investment by the Company in the Joint Venture,.

(b) If a Participant’s employment or active consulting relationship with the Company terminates for any reason, the unvested portion of the Award shall be forfeited and such Participant shall not be entitled to any payment with respect to such forfeited portion.

6. Limitation on Participant Rights.

(a) A Participant shall not be deemed to be a shareholder of the Company  or a member of the Joint Venture for any purpose and the existence of this Plan shall not affect the right or power of the Company to accomplish any action taken by the Company.

(b) Nothing contained in this Plan shall be construed to:

(i) give a Participant any right to be granted any Award other than as set forth herein;

(ii) limit in any way the right of the Company to terminate a Participant’s employment or consulting relationship with the Company at any time;

(iii) be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant as an employee or consultant in any particular position or at any particular rate of remuneration; or

(iv) be evidence that the Participant is anything other than a general unsecured creditor of the Company with respect to any amounts owed hereunder or that the Participant has an interest in any specific assets of the Company.

7. Miscellaneous.

(a) Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Arizona.

(b) Limitation on Liability and Indemnification.  Except as otherwise provided by law, neither the Company, nor the Board, nor any officer or employee of the Company involved in the administration of the Plan shall be liable to any Participant or other person for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct.  The Company shall hold harmless and defend any director and any individual in the employment of the Company against any claim, action or liability asserted against him in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

(c) Assignment.  The right of any Participant to payment under this Plan shall not be assigned, transferred, pledged or encumbered (other than by will or the laws of descent and distribution).

(d) Effect on Other Plans.  Unless otherwise required by law, no Award and no amounts paid to any Participant pursuant to this Plan shall constitute compensation, salary or wages for the purpose of computing benefits under any qualified or nonqualified retirement plan or welfare benefit plan or other fringe benefit plan or program which may be maintained by the Company for the benefit of such Participant, unless expressly provided otherwise by such plan or program.

(e) No Trust Created.  Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or any other person.  To the extent that any Participant acquires any right to receive payment from the Company under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company and shall not constitute a right directly against any reserve established or maintained by the Company.

IN WITNESS WHEREOF, this Plan is adopted as of August 9, 2012.

CAPSTONE THERAPEUTICS CORP.

By:	/s/ Fredric J. Feldman, Ph.D.

Attest:	/s/ Elwood D. Howse